Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ContraVir Pharmaceuticals, Inc.

Edison, New Jersey

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 23, 2018 and our report dated September 28, 2017, relating to the consolidated financial statements of ContraVir Pharmaceuticals, Inc. Our reports on the consolidated financial statements contain an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus incorporated by reference into such Registration Statement.

/s/ BDO USA, LLP

Woodbridge, New Jersey

June 22, 2018